Exhibit 99.1

X-Rite Announces Third Quarter 2009 Financial Results

GRAND RAPIDS, Mich.--(BUSINESS WIRE)--November 11, 2009--X-Rite, Incorporated (NASDAQ: XRIT) today announced its financial results for the quarter ended October 3, 2009.

Highlights of today’s announcement:

  Third quarter 2009 net sales of $45.6 million
  Continued gains in year-over-year profitability as a result of the Company’s profit improvement plan
    Third quarter operating income of $1.6 million and a significant reduction in the net loss reported in the quarter versus the third quarter of 2008
    Adjusted EBITDA margin in the quarter of 23.3 percent of net sales, up .5 percentage points from the same period in 2008
    Continuing positive cash flows from operations
  Strengthened balance sheet
    Viptronic campus sale closed with net proceeds of $2.3 million
    Debt paid down in the third quarter by $7.7 million and $41.9 million year-to-date
    Cash balance of $29.0 million
  Exchanged $41.7 million of debt for mandatorily redeemable preferred stock and warrants
  Launched myPANTONE™ software application for Apple’s App Store selling over 25,000 copies in first 60 days and earning Editor’s Choice Award
  MatchRite® iVue™ color matching system achieves pre-recession bookings at the Ace Hardware Fall Exhibition

The Company reported third quarter 2009 net sales of $45.6 million compared to $61.3 million in the third quarter of 2008. These results are in the range of Company expectations given general market conditions and reflect a decline of 25.6 percent versus prior year (24.8 percent after adjusting for currency impact). While the year-over-year sales difference narrowed in the third quarter, particularly in the Standards segment, soft demand from large printing customers continued to put pressure on sales results in the Measurement segment. On a year-to-date basis, net sales were $141.6 million, down 29.4 percent (27.0 percent after adjusting for the currency impact) for the same period in 2008.

“The third quarter has been an extremely active period for the Company, contributing many positives for the future of X-Rite,” said Thomas J. Vacchiano Jr., X-Rite’s Chief Executive Officer. “Our debt to preferred stock exchange provides additional operating cushion relative to covenants in our credit agreements, our sales initiatives are narrowing the year-over-year revenue difference, our positive operating cash flow has permitted us to continue an aggressive debt pay down schedule, and our recently released new products are being well received in the marketplace.”

Supported by the Company’s profit improvement actions and narrowing sales difference from the prior year, the 2009 third quarter net loss was $9.0 million versus a net loss of $15.5 million in the third quarter of last year. 2009 operating income was $1.6 million in the quarter, up from $.3 million in the third quarter of 2008. Adjusted EBITDA in the third quarter was $10.7 million and 23.3 percent of sales this year versus $14.0 million and 22.8 percent of sales in the same period last year.

The Company also reported continuing progress in working capital management supporting positive operating cash flows in the third quarter of 2009. The combination of continuing positive cash flows and the sale of the Viptronic’s campus in Brixen contributed to a debt pay down of $7.7 million in the quarter. Favorably influenced by the mandatorily redeemable preferred stock and warrant transaction, the Company reduced its first and second lien debt by $41.7 million to $158.5 million, net of cash of $29.0 million.

Rajesh K. Shah, X-Rite’s Chief Financial Officer, commented, “I recently joined X-Rite because I was attracted by their leading market position and attractive business model. The Company has managed well through these difficult economic conditions and continues to do so. I believe X-Rite is well positioned for the opportunities we see ahead of us.”

X-Rite reported that its new myPANTONE software application has been a top seller in its category since its launch in September, selling more than 25,000 copies to date on Apple’s App Store. More recently, myPANTONE won the prestigious Editor’s Choice Award from MacLife for its innovation in the design and creative category. Good news continued for X-Rite and its MatchRite iVue color matching system at the Ace Hardware Fall Exhibition, where bookings rebounded to pre-recession levels, achieving $700,000 to date.

Vacchiano closed by saying, “Market indicators are not yet clear enough or consistent enough to provide guidance. That said, we do see signs of improving market conditions in certain geographies and market segments. New sales and marketing activities, particularly when combined with new products, appear to be gaining more momentum than six to nine months ago.”

Conference Call

X-Rite invites all interested parties to listen to the live webcast discussing third quarter 2009 results on Wednesday, November 11, 2009 at 9:00 EST. The call will be co-hosted by Thomas J. Vacchiano, Jr., the Company’s Chief Executive Officer, and Rajesh K. Shah, the Company’s Chief Financial Officer. To access the webcast and conference call financial presentation, go to www.xrite.com, click on the About Us tab and select Investor Relations. If you would like to dial in to the live call, please call 616-803-2203 and the number will be provided. An archived version of this webcast will be available on X-Rite’s Web site shortly after the live broadcast.

About X-Rite

X-Rite is the global leader in color science and technology. The Company, which now includes design industry color leader Pantone LLC, develops, manufactures, markets and supports innovative color solutions through measurement systems, software, color standards and services. X-Rite’s expertise in inspiring, selecting, measuring, formulating, communicating and matching color helps users get color right the first time and every time, which translates to better quality and reduced costs. X-Rite serves a range of industries, including printing, packaging, photography, graphic design, video, automotive, paints, plastics, textiles, dental and medical. For further information, please visit www.xrite.com.

EBITDA and Non-GAAP Measures

In addition to the results reported in accordance with generally accepted accounting principles (GAAP) within this release, X-Rite may reference certain information that is considered a non-GAAP financial measure. Management believes these measures are useful and relevant to management and investors in their analysis of the Company’s underlying business and operating performance. Management also uses this information for operational planning and decision-making purposes. Non-GAAP financial measures should not be considered a substitute for any GAAP measures. Additionally, non-GAAP measures as presented by X-Rite may not be comparable to similarly titled measures reported by other companies.

Non-GAAP measures used by X-Rite include adjusted EBITDA and net debt. Adjusted EBITDA is defined as net income adjusted for interest, taxes, depreciation, amortization, acquisition restructuring and other related charges, share based compensation, gains/losses on life insurance, foreign currency, property tax assessment on the former headquarters, and sales of assets Net debt is defined as the Company’s total indebtedness less cash. A reconciliation of GAAP to non-GAAP financial information discussed in this release is contained in the attached exhibits and on the Company’s website at www.xrite.com.

Forward-looking Statements

This release contains forward-looking statements based on current expectations, estimates, forecasts and projections about our business and the industry in which we operate and management’s beliefs and assumptions. Forward-looking statements may be identified by the use of forward-looking terms such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “targets,” “forecasts,” “model,” and “seeks” or the negative of such terms or other variations on such terms or comparable terminology. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to, risks associated with our international operations; our substantial debt level; the possibility that the market for the sale of certain products and services may not develop as expected; our ability to protect our intellectual property rights; the existence or enactment of adverse U.S. and foreign government regulation; the risk that the development of products and services may not proceed as planned; adverse general domestic and international economic conditions including interest rate and currency exchange rate fluctuations; the difficulty of efficiently managing our cost structure for capital expenditures, materials and overhead, as well as operating expenses such as wages and benefits due to the vertical integration of our manufacturing processes; the impact of competitive products or technologies and competitive pricing pressures; potential business disruptions; the economic downturn in the global economy; and other risks that are described from time to time under the heading “Risk Factors” in our annual and quarterly reports on Form 10-K and 10-Q filed with the Securities and Exchange Commission. Readers of this information are cautioned not to place undue reliance on these forward-looking statements, since, while we believe the assumptions on which the forward-looking statements are based are reasonable, there can be no assurance that these forward-looking statements will prove to be accurate. This cautionary statement is applicable to all forward-looking statements contained in this release. We undertake no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

EXHIBIT 1
Consolidated Income Statement
(in millions)

	Three Months Ended		Nine Months Ended
	October 3,	September 27,	October 3,	September 27,
	2009	2008	2009	2008

Net Sales	$ 45.6	$ 61.3	$ 141.6	$ 200.7

Cost of sales	18.6	29.8	58.1	95.5

Gross profit	27.0	31.5	83.5	105.2
Gross margin	59.2%	51.4%	58.9%	52.4%

Operating expenses:
Selling and marketing	11.9	15.5	38.6	50.5
Research, development and engineering	5.4	6.8	17.0	23.2
General and administrative	7.3	9.0	21.6	27.2
Restructuring and other related charges	0.8	(0.1)	4.0	5.6
	25.4	31.2	81.2	106.5
Operating income (loss)	1.6	0.3	2.3	(1.3)

Interest expense	(8.5)	(12.4)	(25.7)	(35.6)
Write-off of deferred financing costs	(2.3)	-	(2.3)	-
Other, net	(1.9)	0.9	(1.2)	-

Loss before income taxes	(11.1)	(11.2)	(26.9)	(36.9)

Income taxes	(2.1)	4.3	(1.6)	16.3

Net loss	$ (9.0)	$ (15.5)	$ (25.3)	$ (53.2)

EXHIBIT 2
Net Sales by Segment
(in millions)

	Three Months Ended		Nine Months Ended
	October 3,	September 27,	October 3,	September 27,
	2009	2008	2009	2008
Imaging and Media	$ 16.8	$ 25.9	$ 54.4	$ 86.1
Industrial	10.5	12.3	29.6	40.0
Retail	2.8	4.3	10.9	14.3
Color Support Services	5.8	7.2	17.6	22.3
Other	1.5	1.5	4.4	4.5
Total Color Measurement	37.4	51.2	116.9	167.2
Color Standards	8.2	10.1	24.7	33.5
Total	$ 45.6	$ 61.3	$ 141.6	$ 200.7

EXHIBIT 3
Consolidated Balance Sheet
(in millions)

	October 3,	January 3,
	2009	2009

Cash	$29.0	$50.8
Accounts Receivable	27.2	36.9
Inventory	34.1	39.9
Other Current Assets	7.5	15.3
Goodwill and Other Intangible Assets	318.5	331.0
Other Non-Current Assets	63.1	70.6
Total Assets	479.4	544.5

Accounts Payable	7.9	11.6
First and Second Lien Credit Facilities	187.5	270.9
Mandatorily Redeemable Preferred Stock(1)	27.4	-
Other Liabilities	46.9	52.7
Total Liabilities	269.7	335.2

Shareholders' Investment	209.7	209.3

Total Liabilities and Shareholders' Investment	$479.4	$544.5

Net Debt
First and Second Lien Credit Facilities	$187.5	$270.9
Less: Cash	(29.0)	(50.8)
Subtotal: Net Debt from credit facilities	158.5	220.1
Mandatorily Redeemable Preferred Stock(1)	27.4	-
Total Net Debt(1)	$185.9	$220.1

(1)	As of October 3, 2009, includes $14.9 million Discount on Mandatorily Redeemable Preferred
Stock for Warrants - Balance will be accreted over term of Preferred Stock

EXHIBIT 4
Consolidated Statement of Cash Flows
(in millions)

	Nine Months Ended
	October 3,	September 27,
	2009	2008
Net Cash provided by operating activities
Net loss	$ (25.3)	$ (53.2)
Non-cash adjustments to net loss	37.3	41.7
Changes in operating assets and liabilities, net of effects
from acquisitions:	5.7	25.6
Net cash provided by operating activities	17.7	14.1

Net Cash provided by investing activities	3.1	5.8

Net Cash provided by (used for) financing activities	(44.9)	9.9

Effect of exchange rate changes on cash	2.3	-
Net increase (decrease) in cash	(21.8)	29.8
Cash, beginning of period	50.8	20.3
Cash, end of period	$ 29.0	$ 50.1

EXHIBIT 5
Credit Agreement EBITDA
(in millions)

	Three Months Ended		Nine Months Ended
	October 3,	September 27,	October 3,	September 27,
	2009	2008	2009	2008

Net Loss	$ (9.0)	$ (15.5)	$ (25.3)	$ (53.2)

EBITDA Adjustments:
Depreciation	1.5	2.3	4.8	5.8
Amortization	5.1	5.3	15.8	15.9
Restructuring and other related costs	1.0	0.9	4.6	7.0
Inventory valuation amortization	-	3.8	-	11.5
Share-based compensation (1)	1.5	0.8	3.5	2.9
Investment in founders life insurance	-	0.5	-	1.5
Net interest expense	10.8	12.4	28.1	35.3
Currency (gain) loss	2.6	(0.7)	1.7	0.5
Income taxes	(2.1)	4.2	(1.6)	16.3
(Gain) loss on sale of assets	(0.7)	-	(0.5)	-
Property tax assessment on former headquarters(2)	-	-	-	0.8
Change in accounting method	-	-	0.9	-
	19.7	29.5	57.3	97.5

EBITDA based on credit agreement	10.7	14.0	32.0	44.3

Changes in credit agreement definition of EBITDA(3)	-	-	-	0.4

EBITDA based on amended credit agreement	$ 10.7	$ 14.0	$ 32.0	$ 44.7

Net Sales	45.6	61.3	141.6	200.7

Adjusted EBITDA Margin(4)	23.3%	22.8%	22.6%	22.3%

(1)	Excludes share-based compensation charged to restructuring, as it is included in the "Restructuring and other related costs" line.
(2)	The special property tax assessment relating to certain land improvements on the former headquarters was agreed upon by the lenders as an EBITDA add back.
(3)	EBITDA for the first two quarters of 2008 was originally calculated under the terms of the 2007 credit agreements. Under the forbearance and amendment agreements the adjustment for founders life insurance is no longer limited to $1 million per year and mortgage interest is no longer excluded from the interest expense adjustment. These adjustments to the credit agreements resulted in an increase to EBITDA of $0.4 million for the nine months ended September 27, 2008.
(4)	Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA into Net Sales. These calculations were performed on the actual results and not rounded figures.

CONTACT:
X-Rite, Incorporated
Rajesh K. Shah, CFO
616-803-2143
rshah@xrite.com